EXHIBIT 99.1

SMFStreicher Mobile Fueling, Inc.
800 WEST CYPRESS CREEK ROAD, SUITE 580
FORT LAUDERDALE, FLORIDA 33309

                                                                    NEWS RELEASE
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CONTACT:    RICHARD E. GATHRIGHT                      KEVIN MCGRATH
            CHAIRMAN AND CHIEF EXECUTIVE OFFICER      CAMERON ASSOCIATES, INC.
            954-308-4200                              212-245-8800


                    STREICHER MOBILE FUELING REPORTS RESULTS
               FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2003

FT. LAUDERDALE, FL, OCTOBER 6, 2003 - STREICHER MOBILE FUELING, INC. (NASDAQ:
FUEL and FUELW), a leading outsourcing value-added refueling and fuel management service provider for vehicle and equipment fleets, announced today financial results for the fourth quarter and fiscal year ended June 30, 2003.

                                                                ( in 000s, except as otherwise noted)
                                                           3 Months Ended                12 Months Ended
                                                           --------------                ---------------
                                                            (Unaudited)
                                                       6/30/03         6/30/02          6/30/03         6/30/02
                                                       -------         -------          -------         -------

   Total Revenues                                  $    18,360     $    15,921     $     72,194     $    60,849
   Gross profit                                    $       997     $     1,290     $      4,023     $     4,591
   Operating profit (loss)                         $      (102)    $       296     $       (693)    $       209
   Less: Beneficial conversion of debt to
      equity interest expense (1)                  $         -     $         -     $          -     $       241
   Net income (loss)                               $      (325)    $        63     $     (1,581)    $    (1,162)

   Basic net income (loss) per share               $     (0.05)    $      0.01     $      (0.22)    $     (0.20)
   Diluted net income (loss) per share             $     (0.05)    $      0.00     $      (0.22)    $     (0.20)
   Weighted average shares outstanding               7,231,888       7,211,073        7,221,070       5,698,147

   Depreciation and amortization                   $       349     $       355     $      1,403     $     1,458

   Total assets                                    $    16,011     $    18,560     $     16,011     $    18,560

   Shareholders' equity                            $     4,111     $     5,676     $      4,111     $     5,676

   Gallons of fuel delivered                            12,430          11,292           47,294          49,500
   Average net margin per gallon delivered         $     0.108     $     0.146     $      0.115     $     0.122


(1) A one time, non-cash interest expense was incurred in connection with the January 2002 conversion of $2.617 million in debt to common stock by holders of certain convertible promissory notes ("beneficial conversion charge").


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Richard E. Gathright, Chairman and CEO of the Company made the following comments:

      "While we had high expectations at the beginning of fiscal 2003 following a profitable first quarter, a series of unanticipated events resulted in increased costs, lower net margins and limited new business growth, all of which contributed materially to our net loss this year. Additional costs and expenses associated with a required conversion to an automated daily billing system; a significant increase in premiums in a difficult post-September 11 insurance market; extraordinary escalations and increased volatility in fuel prices resulting from the war in Iraq; the negative impact of price cutting from a failing, and now defunct, major competitor; and a material increase in legal and accounting fees as well as other costs attributable to the Sarbanes-Oxley Act of 2002 and related legislative and regulatory initiatives, were the principal factors contributing to the losses incurred over the last three quarters of this year.

      Despite these difficulties, we have continued to implement operational changes and improvements which have reduced field labor costs, increased fuel delivery efficiencies and decreased administrative overhead. We have expanded our marketing and sales efforts with experienced new sales personnel and defined volume and margin contribution objectives. In July 2003, following ten months of intense pricing competition, the Company's largest direct competitor discontinued its operations. The Company has already acquired some of this competitor's business and we are continuing to aggressively pursue it as an important part of our anticipated growth in the 2004 fiscal year.

      The fuel volumes being delivered by the Company at required margins are increasing and the completion of the our recent financing greatly enhances the Company's competitive position going forward, strengthening the balance sheet, improving cash flow and making immediately available an additional $2.9 million in working capital to support the expansion of the Company's business in existing and new markets."

ABOUT STREICHER MOBILE FUELING, INC.
SMF provides mobile fueling and fuel management out-sourced services, primarily to businesses operating fleets of vehicles and equipment. SMF's specialized truck fleet delivers fuel to customers' locations, refueling vehicles and equipment and/or resupplying storage facilities at competitive service fees and fuel prices. The proprietary SMF electronic fuel tracking system is used to measure, record, and track fuel dispensed to each vehicle and tank fueled at a customer location allowing verification of the amount and type of fuel delivered and providing customers with customized fleet fuel data for management analysis and tax reporting. SMF conducts operations in six states.

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

FORWARD LOOKING STATEMENTS
This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future financial performance of the Company after this financing are "forward looking statements" which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the "Certain Factors Affecting Future Operating Results" section of the Company's Form 10-K for the year ended June 30, 2003.

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